UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/25/2008

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 25, 2008, Encorium Group, Inc. (the "Company") received notice from the staff of the Nasdaq Stock Market ("Nasdaq") indicating that, due to the September 5, 2008 resignation of Christopher Meshginpoosh and Scott Jenkins as members of the Company's Board of Directors and the Audit Committee of the Board of Directors, the Company no longer complies with Nasdaq's independent director and audit committee requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide the Company a cure period in order to regain compliance. Encorium has until the earlier of the Company's next annual shareholders' meeting or September 5, 2009 to regain compliance. Alternatively, if the next annual shareholders' meeting is held before March 4, 2009, then the Company must evidence compliance no later than March 4, 2009. Encorium must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require its staff to provide written notification to the Company that its securities will be delisted. At that time, Encorium may appeal the delisting determination to a Listing Qualifications Panel.

In accordance with Marketplace Rule 4803(a), on October 1, 2008, the Company issued a press release announcing the Company's receipt of the Nasdaq listing standards notice, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.    Description

99.1    Press release dated October 1, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: October 01, 2008	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated October 1, 2008.